UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

351 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 15, 2017, Howard B. Rosen provided notice of his resignation from his position as Chief Executive Officer of AcelRx Pharmaceuticals, Inc. (the “Company”), effective March 5, 2017. Mr. Rosen will continue to serve on the Company’s Board of Directors (the “Board”), where he has served since 2008. Mr. Rosen’s resignation as Chief Executive Officer was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Rosen is expected to remain in his role as Chief Executive Officer until March 5, 2017, during which time he will continue to receive his regular salary and remain eligible for the Company’s standard benefits available generally to other employees of the Company.

(c), (d)

Vincent J. Angotti, age 49, was appointed to the position of Chief Executive Officer, effective March 6, 2017 and entered into an offer letter with the Company. Mr. Angotti comes from XenoPort, Inc. which he joined in 2008 as SVP and chief commercialization officer and was promoted to EVP and COO in 2012 and to CEO in 2015. During his tenure at XenoPort, Mr. Angotti was involved in the re-acquisition of Horizant from GSK and implemented a successful re-branding and re-launch strategy leading to XenoPort’s acquisition by Arbor Pharmaceuticals, LLC in 2016. Prior to joining XenoPort, Mr. Angotti held senior sales and marketing positions at Reliant Pharmaceuticals, Inc. from 2001-2008. In his role as senior vice president of sales and marketing at Reliant, Mr. Angotti was integrally involved in the company’s M&A discussions that concluded with Reliant’s acquisition by GSK in 2007. Mr. Angotti began his career in the life sciences industry at Novartis Pharmaceuticals Corp., where he worked from 1991-2001 in sales and operations positions of increasing responsibility. He earned a Bachelor of Science with a concentration in business management from Cornell University in 1990 and a Masters of Business Administration with honors in 2000 from Columbia University.

Mr. Angotti’s offer letter provides that he will be employed by the Company on an “at will” basis and will receive:

1. An initial annual base salary of $600,000;

2. An annual cash bonus targeted at 55% of Mr. Angotti’s base salary with actual bonus payments based on the achievement of corporate business objectives, as determined by the Board or Compensation Committee of the Board; and

3. An option to purchase 800,000 shares of the Company’s common stock, vesting with respect to 25% of the shares on March 6, 2018 and then over four years, with 1/48th of the shares vesting monthly thereafter subject to Mr. Angotti’s continuous service. This option’s exercise price will be the closing sale price of the Company’s common stock on March 6, 2017. This option is subject to the terms of the Company’s 2011 Equity Incentive Plan.

Mr.  Angotti’s offer letter also provides that in the event that Mr. Angotti’s employment is terminated by the Company without cause (and not due to his death or disability) or he resigns for good reason, in each case within three months prior to or eighteen months following a change in control of the Company (the “change in control period”), he will be entitled to a severance payment equal to twenty-four months of his then-current base salary, plus an amount equal to 200% of his targeted annual bonus, health benefits continuation for a period of twenty-four months and acceleration of vesting of all of his equity awards. In addition, vested option awards will remain exercisable for up to twelve months following the date of the termination.

Mr.  Angotti’s offer letter also provides that in the event that Mr. Angotti’s employment is terminated by the Company without cause (and not due to his death or disability) or he resigns for good reason outside the change in control period, he will be entitled to a severance payment equal to twelve months of his then-current base salary, plus an amount equal to his targeted annual bonus, or a pro rata amount of his targeted annual bonus based on the number of months he is employed, in the year of termination and health benefits continuation for a period of twelve months. In addition, he will receive payment of any bonus earned but not yet paid for the Company’s prior fiscal year.

In order to receive any severance benefits, he will need to sign a separation agreement and release of claims against the Company.

The foregoing description of Mr. Angotti’s employment terms is qualified in its entirety by reference to the full text of his offer letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

Mr. Angotti was elected to serve as a member of the Board effective March 6, 2017. Mr. Angotti will serve as a director on the Board until the Company’s 2019 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

There are no arrangements or understandings between Mr. Angotti and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Angotti and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Angotti is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K. The Company intends to enter into its standard form of indemnification agreement with Mr. Angotti.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2017	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Jane Wright-Mitchell
Jane Wright-Mitchell
Chief Legal Officer